Exhibit 1.01

MaxLinear, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2014
Cautionary Note Concerning Forward-Looking Statements: This Conflict Minerals Report contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements include statements concerning MaxLinear’s objectives for its conflict minerals policy and compliance initiatives and actions it intends to take relating to conflict minerals. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from currently anticipated results. When considering forward-looking statements, you should consider, among other factors, the risk factors described in the reports and other filings that MaxLinear files with the United States Securities and Exchange Commission, including MaxLinear’s Annual Report on Form 10-K for the year ended December 31, 2014 (including Amendment No. 1 thereto) and its subsequent Quarterly Reports on Form 10-Q. The risk factors included in these filings are not exhaustive, and risks that are not identified therein could materially affect whether MaxLinear realizes the results anticipated or implied by any forward-looking statements contained in this Conflict Minerals Report. Except as required by law, MaxLinear disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise.
Introduction
This Conflict Minerals Report (this “Report”) for MaxLinear, Inc. (“MaxLinear” or “we” or “our”) covers the reporting period from January 1, 2014 to December 31, 2014 and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). This Report is filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD (the “Form SD”). A copy of this Report and the Form SD are publicly available on our website at http://investors.maxlinear.com/phoenix.zhtml?c=233477&p=irol-sec.
In 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act relates to conflict minerals and requires companies subject to the Act to file a Form SD annually with the United States Securities and Exchange Commission (“SEC”) to disclose whether the tungsten, tantalum, tin, and gold (referred to as “3TG”) used in their products benefitted, directly or indirectly, armed groups in the Democratic Republic of the Congo and adjoining countries (collectively, the “Covered Countries”). This Report, which is an exhibit to our Form SD, describes the design and implementation of our conflict minerals due diligence measures undertaken in 2014, including a description of how these measures were designed to determine, to our knowledge, the source mines, countries of origin, and processing facilities for 3TG contained in components used in MaxLinear’s products.
In addition, on April 30, 2015 MaxLinear completed its acquisition of Entropic Communications, Inc., a Delaware corporation and former publicly-traded company listed on The NASDAQ Stock Market (“Entropic”). Entropic was previously obligated to provide a specialized disclosure report with respect to its conflict minerals. Accordingly, this Report covers products that Entropic manufactured or contracted to manufacture during 2014 that contain conflict minerals necessary to the functionality or production of such products. Given the timing of the completion of the acquisition, most of Entropic’s due diligence measures were undertaken prior to its acquisition by MaxLinear. Consequently, a separate description of Entropic’s due diligence measures for 2014 has been included in this Report.
Background and Covered Products
MaxLinear is a provider of integrated, radio-frequency and mixed-signal integrated circuits for broadband communication and data center, metro, and long-haul transport network applications. As a fabless semiconductor company, we do not manufacture our integrated circuits but contract for their manufacture through semiconductor foundries in Asia. Our supply chain is complex, and multiple tiers exist between the mines from which 3TG are extracted and its incorporation into our products. We do not purchase raw ore or unrefined 3TG directly and make no purchases in the Covered Countries. As a result and as described more fully below, we rely on our foundries and suppliers to provide information on the origin of the 3TG contained in our products.
MaxLinear Covered Products
During 2014, MaxLinear contracted to manufacture and had manufactured a total of 57 integrated circuits, or IC’s, (as measured by individual stock keeping units or SKUs) for the broadband communications market. We currently provide several types of broadband and communications semiconductor devices: radio frequency, or RF, receivers and RF Receiver System on Chip, or RF SoCs, transimpedance amplifiers, or TIA’s, laser driver integrated circuits, and clock and data recovery devices, or CDR’s. Our semiconductor solutions combine various analog and mixed-signal technologies and functionality that traditionally required the use of multiple external discrete components.
Entropic Covered Products
During 2014, Entropic’s product lines were classified into two categories: Integrated Circuit, or IC, Products and Board Products. IC Products refer to the integrated circuit devices that Entropic sells to its customers that are eventually built into their systems, such as set top boxes, for end user applications. IC Products are manufactured for Entropic by Entropic’s subcontractor partners. Entropic’s suppliers of IC Products are limited to tier 1 (the top tier or most well established) foundry and assembly suppliers such as Taiwan Semiconductor Manufacturing Corporation (TSMC), Global Foundries, TowerJazz, Amkor, ASE, and UTAC. Over 99% of Entropic’s revenues in calendar year 2014 were generated through sales of IC products. Board Products refer to evaluation or demonstration circuit boards that Entropic may sell to customers or prospective customers to allow them to test or validate Entropic’s IC Products. Board Products are marketing or business development tools that facilitate the sale of Entropic’s IC Products. Because of their limited application, Board Products are manufactured and sold in very small quantities. Board Products are either assembled at Entropic facilities or manufactured for Entropic by third party suppliers. The supplier base for Board Products varies widely and includes many small suppliers, including printed circuit board manufacturers, component distributors, component manufacturers and manufacturers of custom made hardware such as RF filters, connectors, cables, etc. The sales of Board Products represented less than 1% of Entropic’s revenues in calendar year 2014.
Reasonable Country of Origin Inquiry
In accordance with Rule 13p-1 and Form SD, (i) MaxLinear determined that 3TG are necessary to the functionality or production of its integrated circuit products and that 3TG are incorporated into its products during the manufacturing process and (ii) Entropic determined that 3TG are necessary to the functionality or production of its IC Products and its Board Products. Accordingly, each of MaxLinear and Entropic undertook a reasonable country of origin inquiry (“RCOI”).
Although conducted separately prior to MaxLinear’s acquisition of Entropic, each of MaxLinear’s and Entropic’s RCOI consisted principally of submitting to their respective suppliers the conflict minerals reporting template (the “CFSI Template”) prepared by the Conflict-Free Sourcing Initiative (“CFSI”), an initiative of the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative. MaxLinear submitted the CFSI Template to all of its contract manufacturers and all of its first tier suppliers of components. MaxLinear then reviewed all responses for completeness, reasonableness, and consistency, and followed up for corrections and clarifications as MaxLinear determined appropriate. Entropic submitted the CFSI Template to all of its active suppliers that provide components and manufacturing activities that are likely to contain any 3TG.
Based on MaxLinear’s RCOI, MaxLinear was unable to determine that the 3TG used in its products did not originate in Covered Countries. Similarly, based on Entropic’s RCOI, Entropic was unable to determine that the 3TG used in its products did not originate in the Covered Countries.
Due Diligence Process
MaxLinear’s due diligence measures were designed to conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”). The objectives of our diligence initiative were to determine, to the best of our ability, the source and chain of custody of the 3TG necessary for the functionality and/or production of our products; whether any such 3TG originated in the Covered Countries; and where such 3TG were determined to have originated in Covered Countries, whether armed groups directly or indirectly benefitted from such 3TG.
Due diligence measures undertaken by MaxLinear included, but were not limited to, the following:

1.	Establishment of Internal Management Systems

a.
Conflict Minerals Policy. In 2013, MaxLinear adopted and communicated to its foundries and suppliers a written policy relating to the use of conflict minerals in its supply chain. A copy of MaxLinear’s Conflict Minerals Policy is publicly available at http://www.maxlinear.com/corporate-social-responsibility/.

b.
Internal Management to Support Supply Chain Due Diligence. MaxLinear has established an internal compliance team with members from its operations, finance, and legal functions, and these individuals are charged with the management of our conflict minerals program, including the integration of Entropic’s conflict minerals program with that of MaxLinear.

c.
Controls and Transparency. As described above, MaxLinear undertook an RCOI with respect to conflict minerals in our supply chain by providing the CFSI Template to each of our contract manufacturers and other first tier suppliers to gather information about their use of 3TG, the smelters and refiners in their supply chain that are included in our products, and the countries of origin for 3TG used in our products.

d.
Supplier Engagement. MaxLinear continues to engage actively with its foundries and other first tier suppliers to strengthen its relationship with them. We have communicated to our foundries and other suppliers our commitment to source 3TG in a manner that does not, directly or indirectly, benefit armed groups in the Covered Countries, and we have communicated that we will consider alternative arrangements with other manufacturers or suppliers who are unable to cooperate in our due diligence efforts.

e.
Grievance Mechanism. MaxLinear’s code of conduct includes procedures for reporting violations, and we provide mechanisms for anonymous reporting of violations or concerns about the conduct of our business, including our implementation and enforcement of our Conflict Minerals Policy.

2.	Identification and Assessment of Risks in the Supply Chain
Because of our position within our supply chain, identifying actors upstream from our first tier contract manufacturers and suppliers is difficult. As discussed above, we identified our foundries and first tier suppliers and relied on them to provide the necessary information about the source of conflict minerals contained in the products that we contract to have manufactured. Similarly, our foundries and first tier suppliers rely on information provided by their suppliers to provide information regarding the country of origin of 3TG included in our products.

3.	Designing and Implementing a Strategy to Respond to Identified Risks
We are in the process of developing a formal risk management plan through which our conflict minerals program will be implemented, managed, and monitored. During calendar years 2013 and 2014 and continuing into 2015, where foundries or suppliers were unable to provide MaxLinear with complete or reliable responses to the EICC-GeSI template, we considered these matters internally. To date, we have not identified any circumstances where we concluded that it was necessary to terminate any contract or relationship or find a replacement manufacturer or supplier as a result of conflict minerals matters.

4.	Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
We do not have a direct relationship with any smelters or refiners in our supply chain. As a result, we do not and cannot conduct any audits directly. Instead, we support the development and implementation of independent third party audits of smelters such as the CFSI’s Conflict Free Smelter Program (“CFSP”) by encouraging our foundries and other suppliers to purchase materials from audited smelters that have been validated as conflict-free under the CFSP.

5.	Reporting on Supply Chain Due Diligence
In June 2015, we publicly filed the Form SD and this Report with the SEC. A copy of this Report and the Form SD are publicly available at http://investors.maxlinear.com/phoenix.zhtml?c=233477&p=irol-sec. This Report includes information about the RCOI methodology utilized by the Company, the design of our due diligence process in conformance with the OECD Framework, the list of known smelters and refiners utilized in our supply chain identified in our due diligence process, and a description of our products that incorporate 3TG necessary to the functionality or production of such products.
Entropic’s due diligence measures for 2014 were also designed to conform, in all material respects, with the OECD Framework. MaxLinear expects to integrate its due diligence measures with those of Entropic for the 2015 reporting period, which integration may include leveraging certain of Entropic’s resources and due diligence measures into those of MaxLinear’s. However, during the 2014 reporting period and up until April 30, 2015, Entropic was a separate, publicly-traded company and undertook separate due diligence measures. These due diligence measures included, but were not limited to, the following:

1.	Establishment of Internal Management Systems

a.
Conflict Minerals Policy. Entropic had a Conflict Minerals Policy underscoring its commitment to responsible sourcing of materials for its products, including the sourcing of 3TG, which was available on Entropic’s public website and communicated to its suppliers.

b.
Internal Management to Support Supply Chain Due Diligence. Entropic had a Conflict Minerals Compliance Team co-sponsored by its Quality Management and Legal Departments with executive-level representatives and various subject matters experts from relevant functions such as operations, supply chain management, component engineering and corporate quality. The team of subject matter experts was responsible for implementing its conflict minerals compliance strategy and was led by a Senior Component Engineer who acted as the executive conflict minerals program manager. Senior management was briefed about the results of the due diligence efforts on a regular basis.

c.
Controls and Transparency. As described above, Entropic undertook an RCOI with respect to 3TG in its supply chain by providing the CFSI Template to all of its active suppliers that provide components and manufacturing activities that are likely to contain any 3TG. In addition, Entropic continued to update and maintain a database of information obtained from suppliers in Entropic’s Global Environmental Management System.

d.
Supplier Engagement. Entropic continued to work with its third party data collection and software vendor, Foresite Compliance Cloud, Inc., to conduct outreach and provide training to Entropic’s suppliers, as well as to design and oversee the process for surveying suppliers and archive the received supplier responses associated with Entropic’s RCOI.

e.	Grievance Mechanism. Entropic had specific communication emails and follow-up processes to identify and escalate any identified issues with non-responsive or problematic responses to its RCOI.

2.	Identification and Assessment of Risks in the Supply Chain
Because of Entropic’s position within its supply chain, it was difficult to identify actors downstream from Entropic’s direct suppliers. For the 2014 reporting period, Entropic identified its active suppliers that provide components and manufacturing activities that are likely to contain any 3TG and relied on them to provide the necessary information about the source of conflict minerals contained in the IC Products and Board Products, as applicable. Entropic’s direct suppliers are similarly reliant upon information provided by their suppliers.

3.	Designing and Implementing a Strategy to Respond to Identified Risks
Entropic had a risk management plan, through which its conflict minerals program was managed and monitored. As part of this plan, Entropic conducted education training programs in collaboration with Foresite Compliance Cloud, Inc. In addition, Entropic’s Conflict Minerals Policy set forth its expectations regarding its suppliers’ sourcing of conflict minerals. Entropic did not identify any circumstances where it concluded it was necessary to terminate any contract or relationship or find a replacement manufacturer or supplier as a result of conflict minerals matters.

4.	Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Entropic did not have a direct relationship with any smelters or refiners in its supply chain. As a result, it did not and could not conduct any audits directly. Instead, it supported the development and implementation of independent third party audits of smelters such as the CFSP.

5.	Reporting on Supply Chain Due Diligence
In June 2015, MaxLinear publicly filed the Form SD and this Report with the SEC. A copy of this Report and the Form SD are publicly available at http://investors.maxlinear.com/phoenix.zhtml?c=233477&p=irol-sec. This Report includes information about the RCOI methodology utilized by Entropic, the design of Entropic’s due diligence process in conformance with the OECD Framework, the list of known smelters and refiners utilized in Entropic’s supply chain identified in Entropic’s due diligence process, and a description of Entropic’s products that incorporate 3TG necessary to the functionality or production of such products.
Smelters and Refiners in Supply Chain
We adopted CFSI’s industry approach to trace back the origin of 3TG by identifying smelters, refineries, or recyclers and scrap supplier sources through our supply chain survey results. MaxLinear leveraged CFSI and the CFSP to trace the mine of origin of the 3TG to its ore level. The CFSP audits smelters and refineries to ensure that all certified smelters and refineries use only the ores that are conflict free from the Covered Countries.
Based on information that was provided by our foundries and other first tier suppliers or that was otherwise obtained through our due diligence process, we believe, to the extent reasonably determinable, that the following facilities were used to process 3TG contained in our covered products. We have also provided information concerning (i) whether the smelter participates in the CFSP and has been audited or whether it has agreed to participate in the CFSP but the audit process has not yet been completed and (ii) whether the gold refiner is a London Bullion Market Association accredited refiner on the Good Delivery List.

Metal	Smelter or Refiner Name	Country	CFSP*
Tin	PT Tambang Timah	INDONESIA	C
Tin	Yunnan Tin Company, Ltd.	CHINA	C
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	C**
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	C**
Tantalum	H.C. Starck Group	GERMANY	C
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	C
Tantalum	Global Advanced Metals	UNITED STATES	C
Tantalum	Exotech Inc.	UNITED STATES	C
Tantalum	Ulba	KAZAKHSTAN	C
Tantalum	F&X Electro-Materials Ltd.	CHINA	C
Tungsten	Xiamen Tungsten Co., Ltd	CHINA	C
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	C
Tungsten	HC Starck GmbH	GERMANY	A
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	C
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	C
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd	CHINA
_________________________
*    This column indicates whether the known smelter or refiner participates in the CFSP as a smelter that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “C” denotes that the smelter participates in the CFSP and has been certified and audited by the CFSI, and “A” denotes that the smelter has agreed to participate in the CFSP but that the audit process has not yet been completed, in either case as of the following dates: (a) with respect to Tin, as of May 15, 2015; (b) with respect to Gold, as of May 11, 2015; (c) with respect to Tantalum, as of May 15, 2015; and (d) with respect to Tungsten, as of May 13, 2015.
**    Denotes a London Bullion Market Association accredited gold refiner on the Good Delivery List as of May 19, 2015.
Similarly, Entropic adopted CFSI’s industry approach to trace back the origin of 3TG by identifying smelters, refineries, or recyclers and scrap supplier sources through its supply chain survey results. Based on information that was provided by Entropic’s suppliers or that was otherwise obtained through Entropic’s due diligence process and provided to MaxLinear, we believe, to the extent reasonably determinable, that the following facilities were used to process 3TG contained in the Entropic covered products. We have also provided information concerning (i) whether the smelter participates in the CFSP and has been audited or whether it has agreed to participate in the CFSP but the audit process has not yet been completed, (ii) whether the gold refiner is a London Bullion Market Association accredited refiner on the Good Delivery List, and (iii) whether the gold refiner is a Responsible Jewellery Council Certified Member.

Metal	Smelter or Refiner Name	Country	CFSP*
Tin	PT DS Jaya Abadi	INDONESIA	C
Tin	PT Stanindo Inti Perkasa	INDONESIA	C
Tin	PT Timah (Persero), Tbk	INDONESIA	C
Tin	Thaisarco	THAILAND	C
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	C
Tin	Yunnan Tin Company, Ltd.	CHINA	C
Tin	Mitsubishi Materials Corporation	JAPAN	C
Tin	CV United Smelting	INDONESIA	C
Tin	Mineração Taboca S.A.	BRAZIL	C
Tin	Minsur	PERU	C
Tin	OMSA	BOLIVIA	C
Tin	PT Bukit Timah	INDONESIA	C
Tin	Metallo Chimique	BELGIUM	C
Tin	EM Vinto	BOLIVIA	C

Tin	PT Bangka Putra Karya	INDONESIA	C
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	C
Tin	PT Timah	INDONESIA
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	A
Tin	Alpha	UNITED STATES	C
Tin	Cooper Santa	BRAZIL
Tin	Fenix Metals	POLAND	A
Tin	PT Bangka Tin Industry	INDONESIA	C
Tin	PT Eunindo Usaha Mandiri	INDONESIA	C
Tin	PT Mitra Stania Prima	INDONESIA	C
Tin	PT REFINED BANGKA TIN	INDONESIA	C
Tin	PT Tambang Timah	INDONESIA	C
Tin	PT Tinindo Inter Nusa	INDONESIA	C
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	C
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	C
Gold	Heraeus Ltd. Hong Kong	HONG KONG	C**
Gold	Metalor Technologies SA	SWITZERLAND	C**#
Gold	Asahi Pretec Corporation	JAPAN	C**
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	C**
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	C**
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	C**
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	C**
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	C**
Gold	Mitsubishi Materials Corporation	JAPAN	C**
Gold	Dowa	JAPAN	C
Gold	Nihon Material Co. LTD	JAPAN	C**
Gold	Kojima Chemicals Co., Ltd	JAPAN	C
Gold	Ohio Precious Metals, LLC	UNITED STATES	C**
Gold	United Precious Metal Refining, Inc.	UNITED STATES	C
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	C**
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	C**#
Gold	Argor-Heraeus SA	SWITZERLAND	C**#
Gold	Eco-System Recycling Co., Ltd.	JAPAN	C
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	C**
Gold	Johnson Matthey Inc	UNITED STATES	C
Gold	Kennecott Utah Copper LLC	UNITED STATES	C**
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	C**
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	C**
Gold	Metalor USA Refining Corporation	UNITED STATES	C**
Gold	Materion	UNITED STATES	C
Gold	PAMP SA	SWITZERLAND	C**#
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	C**#
Gold	Royal Canadian Mint	CANADA	C**
Gold	Solar Applied Materials Technology Corp.	TAIWAN	C**
Gold	Tokuriki Honten Co., Ltd	JAPAN	C**
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	C**
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	C**
Tantalum	H.C. Starck GmbH Goslar	GERMANY	C
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	C
Tantalum	H.C. Starck Co., Ltd.	THAILAND	C

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	C
Tantalum	H.C. Starck Inc.	UNITED STATES	C
Tantalum	H.C. Starck Ltd.	JAPAN	C
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	C
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	C
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	C
Tantalum	Ulba	KAZAKHSTAN	C
Tantalum	Mitsui Mining & Smelting	JAPAN	C
Tantalum	Taki Chemicals	JAPAN	C
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	C
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	C
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	C
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	C
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	A
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	C
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	A
_________________________
*    This column indicates whether the known smelter or refiner participates in the CFSP as a smelter that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “C” denotes that the smelter participates in the CFSP and has been certified and audited by the CFSI, and “A” denotes that the smelter has agreed to participate in the CFSP but that the audit process has not yet been completed, in either case as of the following dates: (a) with respect to Tin, as of May 15, 2015; (b) with respect to Gold, as of May 11, 2015; (c) with respect to Tantalum, as of May 15, 2015; and (d) with respect to Tungsten, as of May 13, 2015.
**    Denotes a London Bullion Market Association accredited gold refiner on the Good Delivery List as of May 19, 2015.
#    Denotes a Responsible Jewellery Council Certified Member as of May 19, 2015.
Future Steps
We have communicated our expectations to our foundries and other first tier suppliers regarding our commitment to sourcing minerals for our products in a manner that does not, directly or indirectly, finance or benefit armed groups in the DRC or adjoining countries. Since the end of 2013, we have continued, and expect to continue to increase our engagement with our relevant manufacturing foundries and first tier suppliers in order to build their knowledge and capacity so they are able to provide MaxLinear with more complete and accurate information on the source and chain of custody of conflict minerals. We expect to engage with Entropic’s suppliers for our 2015 reporting period. In addition, we expect to integrate more fully our conflict minerals due diligence processes and reporting with those of Entropic.